Exhibit 10.2

Pathmark Stores, Inc.
200 Milik Street
Carteret, New Jersey 07008

August 23, 2005

Mr. John T. Standley
2849 Myrtle Drive
Mechanicsburg, PA 17055

Employment Agreement

Dear Mr. Standley:

The following sets forth the agreement (“Agreement”) between Pathmark Stores, Inc. (the “Company”) and you regarding the terms and provisions of your employment as Chief Executive Officer of the Company.  Capitalized words not otherwise defined herein shall have the meanings set forth in Section 7 below.

1.                                       Term of Employment.  The term of your employment under this Agreement, including extensions hereof (the “Term”), shall commence on August 29, 2005 (the “Effective Date”) and shall continue until August 29, 2008.  The Term shall automatically renew for successive one-year periods, subject to written notice of non-renewal by either party at least 180 days prior to expiration of the then Term.  Subject to the provisions of Section 4 below, either party may terminate your employment under this Agreement at any time.

2.                                       Title and Duties.  During the Term, you shall be employed as the Chief Executive Officer and most senior officer of the Company and shall report directly to the Board of Directors of the Company (the “Board”).  Your duties and responsibilities to the Company shall be consistent in all respects with the position of Chief Executive Officer and most senior officer of the Company, including, without limitation, having all officers and employees of the Company report directly or indirectly to you and, subject only to Board approval, selecting, hiring and terminating any and all officers of the Company.  Nothing in this Agreement shall prohibit the Board, in accordance with the Board’s good faith exercise of its fiduciary duties with respect to corporate governance, from requiring (i) that specified officers of the Company also report directly to the Board or to appropriate directors or committees of the Board and (ii) that you also report to the non-executive chairman of the Board, the Board’s lead director or to appropriate committees of the Board.  The previous sentence is not intended to limit in any way the responsibilities of officers and employees to report directly or indirectly to you with respect to normal business operations and strategic opportunities or alternatives.  You shall devote substantially all of your business time, attention, skills and efforts exclusively to the business and affairs of the Company; provided that, to the extent consistent with performing your duties hereunder, you can manage your personal finances, engage in charitable or community services, serve on industry, civic or charitable boards and committees and, subject to the prior written approval of the Board (which approval will not be unreasonably withheld), serve on the boards of corporations and other for-profit entities.  Your principal place of employment shall be the executive offices of the Company in the Carteret, New Jersey area, although you understand and agree that you will be required to travel from time to time for business purposes.  Effective on the Effective Date, you shall be appointed to the Board and any executive committee of the Board; provided that you will not be considered an independent director nor a Yucaipa designee under any shareholder agreement or related agreement between the Company and Yucaipa.

3.                                       Compensation and Benefits.

(a)                                  Annual Salary.  As compensation to you for all services rendered to the Company, the Company will pay you an annual base salary ( “Annual Salary”) during the Term at the rate of $900,000 per annum.  Your Annual Salary shall be reviewed annually by the Board, and may be increased but not decreased by the Board on the basis of such review.  Your Annual Salary will be paid to you in accordance with the Company’s regular payroll practices applicable to its executive officers (but in no event less frequently than monthly).  For no additional consideration, you shall serve as an officer and/or director of any of the Company’s subsidiaries consistent with your position as Chief Executive Officer and most senior officer of the Company.

(b)                                 Annual Bonus.  During the Term, you shall be eligible to earn an annual bonus (“Annual Bonus”) pursuant to the Company’s Executive Incentive Plan.  For each full fiscal year of the Company during the Term your target Annual Bonus shall equal 100% of your Annual Salary, at the rate in effect at the beginning of the fiscal year (except that your average annual rate of Annual Salary for the fiscal year shall be substituted for the rate in effect at the start of the fiscal year to the extent that the use of such average rate will not, in the reasonable, good faith judgment of the Company, prevent such Annual Bonus from qualifying as performance-based compensation under Section 162(m) of the Code).  Annual Bonus targets and adjustments for performance above and below the target will be reasonably set by the Board in good faith after consultation with you, such matrix to provide that the Annual Bonus will increase above the target of 100% for performance above target.  Your target Annual Bonus for each partial fiscal year during the Term shall be prorated based on the number of days in such fiscal year occurring during the Term (including any partial fiscal year ending at the expiration of the Term due to a non-renewal by either party, in which case the Annual Bonus shall be calculated based on performance through the Date of Termination).  The Annual Bonus for each year, if earned, shall be paid to you in cash within 75 days of the end of the applicable fiscal year.  In addition to any Annual Bonus, within 30 days following the Effective Date, the Company shall pay you a one-time bonus in cash in the amount of $335,000.

(c)                                  Equity Awards.  The Company shall grant you the following equity awards (“Equity Awards”):

(i)  On August 23, 2005 (the “Grant Date”), an award of stock options to purchase 1,500,000 shares of the Company’s common stock (“Common Stock”), at an exercise price equal to the fair market value of such Common Stock on the Grant Date, pursuant to the terms of an award agreement in the form of Attachment A.

(ii)  On the Effective Date, an award of 500,000 restricted shares of Common Stock, pursuant to the terms of an award agreement in the form of Attachment B.

The Company shall be under no obligation to grant any additional equity awards to you.  The Company shall promptly register with the Securities and Exchange Commission on Form S-8 the shares of Common Stock issued or issuable as part of the Equity Awards and shall list such shares on the Nasdaq Stock Market; provided that such shares shall be so registered and so listed no later than the first date any Equity Award vests or any restriction thereon lapses.  The Company agrees to use commercially reasonable efforts to maintain the effectiveness of such registration on Form S-8 and such listing on the Nasdaq Stock Market.

(d)                                 Benefits.  During the Term, you shall be eligible to participate in all of the pension, welfare and fringe benefit programs and any other employee benefit plan made available generally to executives of the Company, in accordance with the terms and provisions thereof; provided, however, that the Company shall not be obligated to provide you any non-qualified retirement plan (except pursuant to the election by you described in Section 3(g) below).  You shall participate in the Company’s car program on the same basis as other Company executive officers.  You shall receive life insurance and disability coverage in accordance with the Company’s policies on the same basis as other executive officers.  You shall be entitled to five weeks’ vacation per each twelve-month period during the Term and otherwise in accordance with the Company’s policies on the same basis as other executive officers.

(e)                                  Relocation.  The Company shall provide you with the following relocation benefits; provided that the Company shall not be required to pay to you or reimburse you the following amounts in excess, in the aggregate, of $450,000:

(i)  The Company shall pay or promptly reimburse the cost of moving your personal belongings from your current primary residence in Pennsylvania to a new residence within commuting distance of the Company’s executive offices in New Jersey.

(ii)  The Company shall pay or promptly reimburse the reasonable cost for you and the members of your family of a reasonable number of house-hunting trips to New Jersey.

(iii)  The Company shall pay or promptly reimburse the reasonable cost of temporary housing for you and your family within commuting distance of the Company’s executive offices in New Jersey for a period not to exceed twelve months.

(iv)  The Company shall pay or promptly reimburse your reasonable commuting costs from your current primary residence in Pennsylvania to the temporary housing contemplated by item (iii) above and to the Company’s executive offices in New Jersey.

(v)  The Company shall pay or promptly reimburse the other direct costs incurred by you in connection with your relocation, such as brokerage commissions and buying and selling costs and, in addition, the carrying costs of your home in Pennsylvania.

(vi)  The Company shall pay or promptly reimburse any loss associated with the sale of your current primary residence in Pennsylvania.

(vii)  To the extent that the payments or reimbursements described above will result in taxable income to you, the Company will promptly pay you an additional lump-sum amount such that you are in the same net after-tax position you would have been in if no such relocation expenses had been paid or reimbursed.

All payments and reimbursements under this Section 3(e) shall be subject to presentation to the Company of appropriate documentation of the costs incurred.

(f)                                    Business Expenses.  The Company shall reimburse you upon presentation by you of appropriate documentation, in accordance with the Company’s regular practice, for business expenses reasonably incurred by you in connection with the performance of your duties under this Agreement.

(g)                                 Deferred Compensation.  On the Effective Date and on each anniversary of the Effective Date during the Term, the Company shall credit an amount of $200,000 to your account under a deferred compensation plan to be established by the Company.  With respect to such amounts, your account balance shall vest and shall be non-forfeitable on the day before the first anniversary of the date such amount was first credited or, if earlier, immediately prior to the date of a Change in Control; provided, however, that if your Involuntary Termination occurs within six months prior to a Change in Control, you will receive at the time of the Change in Control an amount equal to any unvested portion of your account balance that was forfeited as a result of such termination.  Upon termination of your employment with the Company as a result of a Termination Event (other than a Termination Event resulting from your death or Disability, in which case your account shall vest pro rata in accordance with Section 4(b)(iv) below), you shall forfeit your account balance with respect to any such amounts that are unvested on the Date of Termination.  Promptly following the Effective Date, the Company and you shall negotiate in good faith and agree upon the specific terms of the deferred compensation plan, including the applicable investment vehicle(s) and terms and schedule of payments.  In addition, you will be permitted to defer some or all of your Annual Salary and/or Annual Bonus pursuant to the deferred compensation plan, as to which amounts you will be fully vested immediately.  Any amounts deferred under the plan will be credited to a bookkeeping account established on the books and records of the Company for this purpose and the value of your account, allocated among vested and unvested balances, will be adjusted to reflect the performance of a nominal investment in accordance with the terms of the plan.  The plan shall comply in all respects with the requirements of Section 409A.  Notwithstanding Section 3(d) above, on or prior to December 31, 2005, you may elect to participate, in lieu of participating in the Company’s deferred compensation plan, in the Company’s other non-qualified retirement plans; provided that you shall not be eligible to receive the supplemental retirement benefits from the Company provided to certain current officers of the Company in their individual retirement agreements.

(h)                                 Indemnification.  The Company shall (i) indemnify, defend and hold you harmless, to the full extent permitted under applicable law, for, from and against any and all losses, claims, costs, expenses, damages, liabilities or actions (including security holder actions) related to or arising out of your employment with and service as a director and/or an officer of the Company and/or its subsidiaries (including with respect to the appointment of officers and other employees), and (ii) pay as incurred all reasonable costs, expenses and attorneys’ fees incurred by you in connection with or relating to the defense of any such losses, claims, costs, expenses, damages, liabilities or actions or the enforcement of any indemnification right hereunder.  You shall be entitled to coverage under any director and officer liability insurance policies of the Company to the extent of any other director or officer of the Company.

4.                                       Effect of Termination of Employment.

(a)                                  Involuntary Termination.  In the event of your Involuntary Termination during the Term, the Company shall pay you in cash:

(i)  the full amount of the accrued but unpaid Annual Salary you have earned through and including the Date of Termination, plus a cash payment for all unused vacation time which you may have accrued through and including the Date of Termination, on or as soon as practicable after the Date of Termination or as otherwise required by applicable law;

(ii)  the amount of any earned but unpaid Annual Bonus for any fiscal year of the Company ended on or prior to the Date of Termination, on or as soon as practicable after the Date of Termination or as otherwise required by applicable law;

(iii)  any unpaid reimbursement for business or relocation expenses you are entitled to receive under Section(s) 3(e) and/or 3(f) above, in accordance with the Company’s expense reimbursement policies;

(iv)  your vested account balance under the deferred compensation plan described in Section 3(g) above and a prorated portion of your unvested account balance based on the number of months elapsed (including any partial month) in the applicable vesting period prior to your Date of Termination, in accordance with your elections and the terms of the plan; and

(v)  subject to your execution of a general release of claims against the Company in the form of Attachment C, an amount (the “Severance Amount”) equal to (A) two times the sum of your Annual Salary plus your target Annual Bonus on the Date of Termination, plus (B) a pro rata portion of your target Annual Bonus for the applicable year (assuming for this purpose that you have met all the necessary performance targets for such year at 100% of the performance target) based upon the number of days occurring in such year through and including the Date of Termination.

The Severance Amount shall be payable in cash in 24 equal monthly installments commencing on the date 30 days after the Date of Termination (such 24-month period being referred to as the “Severance Period”); provided that, to the extent required under Section 409A to avoid the imposition of additional tax under that section to you, any payment of the Severance Amount shall commence on the six-month anniversary of your separation from service with the Company (or, if earlier, the date of your death) and continue in equal monthly installments over the remainder of the Severance Period; provided further that, to the extent permitted under Section 409A without the imposition of additional tax under that section to you, the Severance Amount shall be paid (A) in an immediate lump-sum in the event such Involuntary Termination occurs on or after a Change in Control or (B) in an immediate lump sum at the time of a Change in Control (less any amounts previously paid to you) in the event that your Involuntary Termination occurs within six months prior to a Change in Control.  In addition, medical coverage shall continue to be provided by the Company to you and your family to the same extent as if you remained employed with the Company, or, in the alternative, COBRA premiums for such coverage shall be paid for by the Company, for one year following the Date of Termination.  Except as otherwise provided by the provisions of any pension, welfare or fringe benefit program and any other employee benefit plan in which you are a participant or this Agreement, in the event of your Involuntary Termination, as of the Date of Termination, you shall not have any right to any additional payments or benefits from the Company under this Agreement or otherwise.  The Company agrees that, in the event that your employment with the Company terminates as a result of the Company’s delivering a notice of non-renewal in accordance with Section 1 above within six months prior to a Change in Control, such termination will be treated as an Involuntary Termination for purposes of this Section 4(a).

(b)                                 Termination Event.  In the event your employment ends at any time during the Term as a result of a Termination Event, the Company shall pay you in the same applicable manner described in Section 4(a) above:

(i)  the full amount of the accrued but unpaid Annual Salary you have earned through and including the Date of Termination, plus a cash payment for all unused vacation time which you may have accrued through and including the Date of Termination;

(ii)  the amount of any earned but unpaid Annual Bonus for any fiscal year of the Company ended on or prior to the Date of Termination and, if the Termination Event is death or Disability, a portion of your Annual Bonus, if any, that you would have been entitled to receive, based upon the number of days you were employed in such year;

(iii)  any unpaid reimbursement for business expenses you are entitled to receive under Section(s) 3(e) and/or 3(f) above; and

(iv)  any vested account balance under the deferred compensation plan described in Section 3(g) above and, in the case of your termination of employment as a result of your death or Disability, a prorated portion of your unvested account balance based on the number of months elapsed (including any partial month) in the applicable vesting period prior to your Date of Termination, in accordance with your elections and the terms of the plan.

If the Termination Event is death or Disability, medical coverage shall continue to be provided by the Company to you and/or your family to the same extent as if you remained employed with the Company, or, in the alternative, COBRA premiums for such coverage shall be paid for by the Company, for one year following the Date of Termination.  Except as otherwise provided by the provisions of any pension, welfare or fringe benefit program and any other employee benefit plan in which you are a participant or this Agreement, in the event of a Termination Event, as of the Date of Termination, you shall not have any right to any additional payments or benefits from the Company under this Agreement or otherwise.

(c)                                  Treatment of Equity Awards.  The treatment of your Equity Awards in connection with the termination of your employment with the Company shall be as set forth in the award agreements described in Section 3(c) above.

(d)                                 Date and Notice of Termination.  Any termination of your employment by the Company or by you during the Term shall be communicated by a notice of termination to the other party hereto (the “Notice of Termination”).  The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.  The date of your termination of employment with the Company (the “Date of Termination”) shall be determined as follows:  (i) if your employment is terminated for Disability, 30 days after a Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period); (ii) if your employment is terminated by the Company in an Involuntary Termination, the date specified in the Notice of Termination (or if no date is specified in the Notice of Termination, the date the Notice of Termination is delivered to you); (iii) if your employment is terminated by the Company for Cause, the later of (A) the date specified in the Notice of Termination and (B) the expiration of the applicable period set forth in the definition of Cause during which you may effect a cure or meet with the Board if such period expires without such cure being effected by you and without a reversal on the part of the Board regarding its decision to terminate you for Cause; (iv) if your employment is terminated by a non-renewal notice by either you or the Company, the last day of the then Term; (v) if the basis for your Involuntary Termination is your resignation for Good Reason, the Date of Termination shall be the later of (A) the date specified in the Notice of Termination and (B) the expiration of the applicable cure period set forth in the definition of Good Reason if such period expires without such cure being effected by the Company; (vi) if your employment is terminated by your resignation other than for Good Reason, the Date of Termination shall be the date set forth in the applicable notice, which shall be 30 days after the date such notice is received by the Company; and (vii) if your employment is terminated as a result of your death, the Date of Termination shall be the date of your death.

(e)                                  Other Positions.  You agree that, if requested in connection with any termination of your employment with the Company, you shall resign from any or all positions with the Company, including as a member of the Board, or with any subsidiary of the Company.

(f)                                    Mitigation.  You shall not be required to mitigate the Severance Amount or other payments hereunder by seeking other employment or otherwise, and the Severance Amount and such other amounts will not be reduced if such other employment is obtained.

5.                                       Payment of Excise Taxes.

(a)                                  In the event that any payment or benefit received or to be received by you pursuant to the terms of this Agreement or of any other plan, arrangement or agreement of the Company or any of its subsidiaries (collectively, the “Payments”), would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, as determined below, the Company shall pay to you, at the time specified in Section 5(b) below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by you, after deduction of the Excise Tax on Payments and any federal, state and local income and employment or other tax and the Excise

Tax upon the Gross-Up Payment (including all taxes on all Gross-Up Payments), and any interest, penalties or additions to tax payable by you with respect thereto, shall be equal to the total Payments, less the federal, state and local income and employment or other tax (other than the Excise Tax) that would apply to such Payments if the Excise Tax did not apply.  For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to the individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of your residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained by you from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

(b)                                 The Gross-Up Payments provided for in Section 5(a) above shall be made coincident with the Payment with respect to which such Excise Tax relates.

(c)                                  All calculations under this Section 5 shall be made initially reasonably and in good faith by the Company and the Company shall provide prompt written notice thereof to you to enable you to timely file all applicable tax returns.  Upon your request, the Company shall provide you with sufficient tax and compensation data to enable you or your tax advisor to independently make the calculations described in Section 5(a) above and the Company shall reimburse you for reasonable fees and expenses incurred with respect to any such calculations.  If you give written notice to the Company of any objection to the results of the Company’s calculations within 60 days of your receipt of written notice thereof, the dispute shall be referred for determination to an independent accounting firm selected by the independent auditors of the Company (the “Accounting Firm”); provided that such Accounting Firm is reasonably acceptable to you.  The Company shall pay all fees and expenses of such Accounting Firm.  Pending such determination by the Accounting Firm, the Company shall pay you the Gross-Up Payment as determined by it in good faith.  The Company shall pay you any additional amount determined by the Accounting Firm to be due under this Section 5 (together with interest thereon at a rate equal to 120% of the federal short term rate determined under Section 1274(d) of the Code) promptly after such determination.

(d)                                 The determination by the Accounting Firm will be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Taxing Authority”) determines that you owe a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by the Accounting Firm.  If a Taxing Authority makes a claim against you that, if successful, would require the Company to make a payment under this Section 5(d), you agree to contest the claim on request of the Company subject to the following conditions:

(i)  You shall notify the Company of any such claim within ten days of your being notified thereof.  In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from you or such shorter time as the Taxing Authority may specify for responding to such claim) request that you contest the claim.  You shall not make any payment of any tax which is the subject of the claim before you have given the notice or during the 30-day period thereafter unless you receive written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this Section 5 determined as if such advance were an Excise Tax, in which event you shall act promptly in accordance with such instructions.

(ii)  If the Company so requests, you shall contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; provided, however, that any request by the Company for you to pay the tax shall be accompanied by an advance from the Company to you of funds sufficient to make the requested payment plus any amounts payable under this Section 5, determined as if such advance were an Excise Tax.  If directed by the Company in writing, you shall take all action necessary to compromise or settle the claim, but in no event shall you compromise or settle the claim or cease to contest the claim without the written consent of the Company; provided, however, that you may take any such action if you waive in writing the right to a payment under this Section 5(d) for any amounts payable in connection with such claim.  You agree to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim.  Upon request of the Company, you shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this Section 5.  The Company shall be liable for, and indemnify, defend and hold you harmless against, any loss in connection with, and all costs and expenses, including attorneys’ fees, which may be incurred as a result of, contesting the claim, and will provide to you within 30 days after each written request therefor by you cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by you as a result of contesting the claim; provided that you are in compliance with the other provisions of this Section 5(d)(ii).

(e)                                  If it is established pursuant to a final determination of a court or other Taxing Authority that the Excise Tax is less than the amount taken into account under Section 5(a) above, you shall repay to the Company within 30 days of your receipt of notice of such final determination the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by you if and to the extent that such repayment results in a reduction in Excise Tax and a dollar-for-dollar reduction in your taxable income and wages for the purpose of federal, state and local income taxes) plus any interest received by you on the amount of such repayment.  If it is established pursuant to a final determination of a court or other Taxing Authority that the Excise Tax exceeds the amount taken into account hereunder (including, without limitation, by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment pursuant to Section 5(a) above in respect of such excess within 30 days of the Company’s receipt of notice of such final determination or opinion.

6.                                       Restrictive Covenants.

(a)                                  No Competing Employment.  During the period beginning on the Effective Date and ending on the first anniversary of the Date of Termination (the “Restricted Period”), you shall not, without the prior written consent of the Board, directly or indirectly, whether as owner, consultant, employee, partner, venturer, or agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise (except ownership of less than 5% of the number of shares outstanding of any securities which are publicly traded), (i) compete in any Excluded Location with the Business or (ii) provide services to, whether as an employee or consultant, own, manage, operate, control, participate in or be connected with (as a stockholder, partner, or any similar ownership interest) any corporation, firm, partnership, joint venture, sole proprietorship or other entity that competes with the Business in any Excluded Location, except for the aforementioned 5% ownership of publicly traded securities; provided that, in the event that your employment with the Company is terminated as a result of either you or the Company delivering a notice of non-renewal in accordance with Section 1 above, then, following the Date of Termination, the Company may elect to have the restrictions in this Section 6(a) apply for a one-year period following the Date of Termination, in which event the Company shall continue to pay you for such one-year period a monthly amount equal to (A) your Base Salary (at the annual rate in effect at the end of the Term) plus your then target Annual Bonus, divided by (B) twelve; and provided further that, if the Company desires to have the restrictions in this Section 6(a) apply to you for such one-year period it must notify you in writing of such election at the time that the Company delivers to you its notice of non-renewal or within 30 days following the Company’s receipt of the notice of non-renewal from you; and provided further that you shall not be eligible to receive the payments of Base Salary and Annual Bonus contemplated by this sentence during any portion of such one-year period that you are in breach of the provisions of this Section 6(a) (provided that the Company shall give you written notice of such breach and an opportunity to cure, if curable, and you shall be entitled to receive such payments in the event that such breach is cured), but the restrictions set forth in this Section 6(a) shall continue to apply to you for such one-year period.  Notwithstanding the foregoing provisions of this Section 6(a), (i) an entity will be treated as competing with the Business in an Excluded Location only if such entity operates (A) a store that is typically considered to be a “supermarket” or “supercenter” or (B) a “wholesale grocery business” (as such terms are reasonably and customarily understood in the Business) in such Excluded Location; and (ii) you will not be in violation of this Section 6(a) if you are employed by or providing services to a regional chain of stores that is affiliated with another entity that competes with the Business in an Excluded Location, so long as (A) such regional chain does not compete with the Business in any Excluded Location and (B) you do not render services in any capacity to such other entity other than the services rendered to such regional chain.

(b)                                 No Solicitation of Employees and Certain Other Persons.  During the period beginning on the Effective Date and ending on the first anniversary of the Date of Termination (the “Non-Solicitation Period”), you shall not, without the prior written consent of the Board, other than in furtherance of the business of the Company, directly or indirectly (i) solicit or recruit, directly or indirectly, any Key Employee (as defined below) or any independent contractor of the Company or any of its subsidiaries for the purpose of being employed or retained by you, directly or indirectly, or by any person on behalf of which you are acting as an agent, representative or employee; (ii) solicit, influence, or attempt to influence, for a purpose or in a manner that would likely be detrimental in any material respect to the business of the Company, any provider of services or products to the Company with respect to its relationship therewith, including, without limitation, any person or entity which has been a provider of services or products to the Company and its subsidiaries during your employment with the Company, or take any action detrimental in any material respect to the existing relationships between the Company and any provider of services or products; or (iii) assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 6(b) if such activity were carried out by you.  In particular, you agree that, other than in furtherance of the business of the Company, you will not, directly or indirectly, during the Non-Solicitation Period carry out any activity or take any action, or induce any employee of the Company and its subsidiaries to carry out any activity or take any action, that would be reasonably likely to result in any employee or independent contractor of the Company ceasing to perform services for the Company or any subsidiary thereof.  Notwithstanding the foregoing provisions of this Section 6(b), you will not have violated this Section 6(b) if the person or entity with which you are then employed or to which you are otherwise providing services solicits or recruits employees, independent contractors or providers of services or products through the placing of advertisements in a newspaper, on the internet or similar searches for employees not targeted specifically at employees, independent contractors or other providers of services or products to the Company or its subsidiaries.  For purposes of this Section 6(b), “Key Employee” means any employee of the Company or its subsidiaries with the title of store manager or above.  The Company agrees to give you prompt written notice if it becomes aware that you violated the provisions of this Section 6(b) with respect to a Key Employee whose base salary is less than $100,000 per annum and that the first such violation shall not be considered to be a violation if the act in question was not directly undertaken by you.

(c)                                  Confidentiality.  You recognize that the services you perform for the Company are special, unique and extraordinary in that you may acquire confidential information and trade secrets concerning the operations of the Company and its subsidiaries, the use or disclosure of which could cause the Company and its subsidiaries substantial loss and damages which could not be readily calculated, and for which no remedy at law would be adequate.  Accordingly, you covenant and agree with the Company that you will not at any time, except in performance of your obligations to the Company hereunder or with the prior written consent of the Board, directly or indirectly, disclose any secret or confidential information that you may learn by reason of your association with the Company, except as required by law, regulation, legal process or the rules of any self-regulatory organization.  The term “confidential information” means confidential and proprietary information of the Company or its subsidiaries not previously disclosed or known to the public or to the trade (other than through a disclosure by you in breach of this Section 6(c)) with respect to business plans, prospects and opportunities, the identity of any suppliers, proprietary information regarding customers, operational strengths and weaknesses, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, marketing plans or strategies, and financial information of the Company and its subsidiaries.  You understand and agree that the rights and obligations set forth in this Section 6(c) are perpetual and, in any case, shall extend beyond the Restricted Period.

(d)                                 Injunctive Relief.  Without limiting the remedies available to the Company, you acknowledge that a breach of any of the covenants contained in this Section 6 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order or a preliminary or permanent injunction restraining you from engaging in activities prohibited by this Section 6 or such other relief as may be required to specifically enforce any of the covenants in this Section 6.

7.                                       Definitions.  For purposes of this Agreement, the following capitalized words shall have the meanings set forth below:

(a)                                  “Business” shall mean the retail or wholesale grocery business.

(b)                                 “Cause” shall mean (i) your continuing, willful failure to perform your lawful and proper duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) after written notice from the Board of such failure to perform such duties of your employment, (ii) your conviction of or plea of nolo contendere to any felony (other than a felony involving a traffic infraction), or (iii) an act or acts on your part constituting fraud, theft or embezzlement or that otherwise constitutes a felony under the laws of the United States or any state thereof which results or was intended to result directly or indirectly in gain or personal enrichment by you at the expense of the Company.  In the case of any item described in the previous sentence, you shall be given written notice of the alleged act or omission constituting Cause, which notice shall set forth in reasonable detail the reason or reasons that the Board believes you are to be terminated for Cause, including any act or omission that is the basis for the decision to terminate you.  In the case of an act or omission described in clause (i) or (iii) of this definition of Cause, (A) you shall be given 30 days from the date of such written notice to effect a cure of such alleged act or omission constituting “Cause” which, upon such cure to the reasonable satisfaction of the Board, shall no longer constitute a basis for Cause, and (B) an opportunity to make a presentation to the Board (accompanied by counsel or other representative, if you so desire) at a meeting of the Board held promptly following such 30-day cure period.  At or following such meeting, the Board shall determine in good faith whether or not to terminate you for “Cause” and shall notify you in writing of its determination and the effective date of such termination (which date may be no earlier than the date of the aforementioned Board meeting).

(c)                                  “Change in Control” shall mean:

(i)  the individuals who, as of the Effective Date, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of the members of the Board as of the Effective Date or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any Person (as defined below) other than the Board), cease for any reason to constitute at least a majority of the Board;

(ii)  the acquisition of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of 35% or more of the Common Stock then outstanding, by any person, entity or group (a “Person”), within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than (A) the Company or any of its subsidiaries, (B) an employee benefit plan of the Company or trustee or other fiduciary holding securities under an employee benefit plan of the Company or person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) an entity owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of Common Stock or (E) Yucaipa; provided, however, that a reverse subsidiary merger or similar transaction shall not be a Change in Control under this Section 7(c)(ii) if it would not otherwise be a Change in Control under Section 7(c)(iii) below; or

(iii)  the consummation in one or a series of transactions, or the approval of the Company’s stockholders in the case of clause (A), of either (A) a plan of complete liquidation or dissolution of the Company or (B) a merger, amalgamation or consolidation of the Company with any Person, the issuance of voting securities of the Company or any subsidiary in connection with a merger, consolidation or recapitalization of the Company or a subsidiary, the sale or other disposition of all or substantially all of the assets of the Company to any Person or the acquisition of assets of any Person or other business combination or transaction (each, a “Business Combination”), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of Common Stock and 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the assets of the Company and its subsidiaries either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock.

Notwithstanding the foregoing, in no event shall a Change in Control result from (I) any increase in Yucaipa’s beneficial ownership of equity of the Company or (II) the acquisition by Yucaipa of all or substantially all of the business or assets of the Company.

(d)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)                                  “Disability” shall mean your absence from full-time employment with the Company for a period of at least 180 consecutive days by reason of a mental or physical illness.

(f)                                    “Excluded Location” means a 25-mile radius of any location where the Company operates its business.

(g)                                 “Good Reason” shall mean (i) the failure of the Company to pay any material amount of compensation to you when due, (ii) your no longer being the Chief Executive Officer and the most senior officer of (A) the Company or (B) in the event of a sale of all or substantially all of the assets of the Company or a merger, consolidation or other business combination involving the Company, the successor to the Company’s business or assets or (C) if all or substantially all of the voting stock of the Company is held by another public company, such public company, (iii) the assignment to you of any duties or responsibilities inconsistent with your status under clause (ii) of this sentence or your failure at any time to report directly to the board of directors of the applicable company described in such clause (ii), (iv) any material and adverse change in your duties or reporting responsibilities, (v) the failure of you to be reelected as Chief Executive Officer and the most senior officer of the entity described in clause (ii) hereof or your removal from the office of Chief Executive Officer or the most senior officer of the entity described in clause (ii) hereof, (vi) any failure by the Company to maintain your principal place of employment and the executive offices of the Company in the Carteret, New Jersey area, (vii) the Company, the surviving corporation of any merger, consolidation or other transaction with the Company and any parent corporation of the Company or such surviving corporation ceases to have a publicly traded class of common stock (other than where Yucaipa continues to have a controlling interest in the Company or such surviving corporation or parent), or (viii) any material breach by the Company of the Agreement; provided, however, that, for any of the foregoing to constitute Good Reason, you must provide written notification of your intention to resign within 30 days after you know of the occurrence of any such event, and the Company shall have 30 days (10 days in the case of a material breach related to payment of any amounts due hereunder) from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company, such event shall no longer constitute Good Reason; provided further that it shall not be an event of Good Reason for the applicable entity described in clause (ii) above to appoint an individual other than you as the non-executive chairman of its board of directors.

(h)                                 “Involuntary Termination” shall mean (i) your termination of employment by the Company other than for Cause, death or Disability (but not including the Company’s notice of non-renewal of the Term) or (ii) your resignation of employment with the Company for Good Reason.

(i)                                     “Section 409A” shall mean Section 409A of the Code.

(j)                                     “Termination Event” shall mean your resignation without Good Reason or a termination by the Company for Cause or Disability or by reason of your death.

(k)                                  “Yucaipa” means The Yucaipa Companies, LLC, and each Person or entity controlled by, controlling or under common control with The Yucaipa Companies, LLC, including, without limitation, investment funds or other investment entities.

8.                                       Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States registered mail, return receipt requested, postage prepaid, or sent by facsimile transmission, upon confirmation of receipt by the sender of such transmission, addressed to Corporate Secretary, Pathmark Stores,

Inc., 200 Milik Street, Carteret, New Jersey 07008, facsimile (732) 499-3460, with a copy to the General Counsel of the Company (if different from the Secretary), or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.                                       Miscellaneous.

(a)                                  No Rights to Continued Employment.  Neither this Agreement nor any of the rights or benefits evidenced hereby shall confer upon you any right to continuance of employment by the Company or interfere in any way with the right of the Company to terminate your employment, subject to the provisions of Section 4 above, for any reason, with or without Cause or for you to terminate your employment, subject to the provisions of Section 4, for any reason, with or without Good Reason.

(b)                                 Entire Agreement.  The parties to this Agreement represent, acknowledge and agree that this Agreement, together with the award agreements described in Section 3(c) above, sets forth the full and complete understanding and entire agreement regarding the subject matter hereof and shall supersede all other agreements with respect thereto.

(c)                                  Amendments, Waivers, Etc.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by the parties hereto.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof, including, without limitation, any term sheets or document other than this Agreement setting forth the proposed terms hereof.

(d)                                 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(e)                                  Successors; Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of you (and your personal representatives and heirs) and the Company and any organization which succeeds to all or substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a change in control or by operation of law.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken plan; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.

(f)                                    Representations.  You hereby represent and warrant to the Company that the execution and delivery by you of this Agreement to the Company and your performance of your obligations hereunder will not breach the terms of any contract, agreement or understanding to which you are a party, including any covenant not to compete against any prior employer, and you acknowledge and agree that a breach of this representation by you shall render this Agreement void ab initio and without force and effect.  You further acknowledge and agree that the grant of the Equity Awards is conditioned upon the following representations being true and complete in your good faith belief as of the date you sign this Agreement, which representations shall be set forth in a written statement (the “Statement”) delivered to the Company on such date:  (i) your equity awards from your current employer will be forfeited or will lapse, in each case, without the receipt of consideration by you, at the time and in the manner previously described by you to the Board in connection with the negotiation of this Agreement, as set forth in the Statement; and (ii) that you have no contractual entitlement to have any of such equity awards continue beyond the dates described in the Statement or to have any awards vest that would otherwise be forfeited in the manner described in the Statement.  You shall not be deemed to be in breach of the foregoing representation in the event of (X) an extension by your current employer for not more than 90 days of the normal post-termination exercise period described in the Statement for your options from your current employer to allow you time to exercise your options following the expiration of the 90-day lock-up period currently in effect for the executive officers of your current employer and/or (Y) the exercise by your current employer of the unilateral right of your current employer to modify any of the equity terms described in the Statement or to make a cash or other payment or other form of compensation to you in connection with your termination of employment.  The Company represents and warrants to you that the execution and delivery by it of this Agreement and the Company’s performance of its obligations hereunder have been approved by all necessary parties and all necessary actions and will not breach or conflict with the terms of any contract, agreement or understanding, including, without limitation, those contemplated by the last sentence of Section 2 above.

(g)                                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(h)                                 Withholding.  Amounts paid to you hereunder shall be subject to all required federal, state and local income tax and wage withholdings.

(i)                                     Source of Payments.  All payments provided for under this Agreement (other than payments made pursuant to a plan which provides otherwise or as otherwise expressly provided hereunder) shall be paid in cash from the general funds of the Company, no special or separate fund shall be established, and no other segregation of assets made, to assure payment and you will have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

(j)                                     Headings.  The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

(k)                                  Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey applicable to contracts entered into and performed in such state.

(l)                                     Attorneys’ Fees.  The Company agrees to reimburse all reasonable legal fees and expenses incurred by you in any dispute relating to the enforcement of this Agreement if you prevail as to at least half of the material issues in the dispute.  Promptly following the Effective Date, upon presentation of appropriate documentation by you, the Company shall reimburse you for all reasonable legal fees and expenses incurred by you in negotiating and entering into this Agreement and the agreements contemplated hereby and matters incidental hereto or thereto, in an amount not to exceed $50,000.

(m)                               Section 409A.  The provisions of this Agreement are intended to satisfy the applicable requirements of Section 409A and shall be performed and interpreted consistent with such intent.  If any provision of this Agreement does not satisfy such requirements or could otherwise cause you to be subject to the interest and penalties under Section 409A, you and the Company agree to negotiate in good faith an appropriate modification to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A (or causing the imposition of additional tax on you under Section 409A).

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely,

/s/ James L. Moody, Jr.

James L. Moody, Jr.
Chairman of the Board of Directors

Acknowledged and Agreed as of this 23rd day of August 2005.

/s/ John T. Standley
John T. Standley

Attachment A

[Included as Exhibit 10.3 hereto]

Attachment B

[Included as Exhibit 10.4 hereto]

Attachment C

Release

I, the undersigned John T. Standley, in consideration of the payments and benefits provided to me under the Employment Agreement dated August 23, 2005, between Pathmark Stores, Inc. (the “Company”) and me (the “Agreement”), including the Severance Amount (as defined in the Agreement)(the “Payments”), and after consultation with counsel, I, for myself and on behalf of each of my heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”), hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates (the “Company Group”) and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) my employment relationship with and service as an employee, officer or director of the Company Group, and the termination of such relationship or service, (ii) the Agreement, or (iii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that this Release shall not apply to (i) the obligations of the Company under the Agreement (including, without limitation, as to Annual Salary, Annual Bonus, reimbursements, Severance Amount, Equity Awards and continuing medical benefits) and (ii) any indemnification rights I may have in accordance with the Company’s governance instruments or the Agreement or under any director and officer liability insurance maintained by the Company.  Other than as contemplated above, the Releasors further agree that the payments and benefits described in this Release shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of my employment relationship or my service as an employee, officer and director of the Company Group and the termination thereof.

In further consideration of the Payments, the Releasors hereby unconditionally release and forever discharge the Company Group, and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date hereof arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Release, I hereby acknowledge and confirm the following:  (i) I was advised by the Company in connection with my termination of employment to consult with an attorney of my choice prior to signing this Release and to have such attorney explain to me the terms of this Release, including, without limitation, the terms relating to my release of claims arising under ADEA and, I have in fact consulted with an attorney; (ii) I was given a period of not fewer than 21 days to consider signing this Release and to consult with an attorney of my choosing with respect thereto; (iii) I am providing this Release only in exchange for consideration in addition to anything of value to which I am already entitled; and (iv) I knowingly and voluntarily am providing this Release.

Date:

C-1